                                                                  Exhibit 23.04



                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" included in the Proxy Statement of The Associated Group, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of AT&T Corp. and to the incorporation by reference therein of our report dated February 26, 1999 (except for Note 3, as to which the date is March 17, 1999), with respect to the consolidated financial statements and schedule of The Associated Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                         /s/ Ernst & Young LLP
                                         ---------------------
                                             Ernst & Young LLP


October 28, 1999
Pittsburgh, Pennsylvania